Exhibit 21.1

LIST OF SUBSIDIARIES
Subsidiary Name	State of Incorporation
BCG Land, LLC	Kentucky
Bluegrass Land & Minerals, LLC	Kentucky
Collier Beach, LLC	South Carolina
Consolidated Timberland, LLC	Georgia
Cumberland Woodlands, LLC	Kentucky
Imperial Plan, Inc.	Texas
Midland Superblock Partners, LLC	Texas
Norris Lake Holdings, LLC	Tennessee
Red River Gorge Properties, LLC	Kentucky
Stanford Wilderness Road, LLC	Kentucky
UG Acquisitions, LLC	Delaware
UGL Titusville Marina, LLC	Florida
UTAG, Inc.	Illinois
UTG Avalon, LLC	Florida
Universal Guaranty Life Insurance Company	Ohio